Exhibit 10.2

AMENDMENT NO. 8 TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
AMENDMENT NO. 8, dated as of March 30, 2020 (this “Amendment”), among IQVIA Inc., a Delaware corporation (the “Parent Borrower”), IQVIA Holdings Inc., a Delaware corporation (“Holdings”), the other guarantors party hereto, Bank of America, N.A., as administrative agent and as collateral agent (in such capacity, the “Administrative Agent”), and the Incremental Term A-2 Dollar Lenders.
W I T N E S S E T H:
WHEREAS, the Parent Borrower, the Administrative Agent, the lenders from time to time party thereto (the “Lenders”) and the other parties thereto have entered into that certain Fourth Amended and Restated Credit Agreement, dated as of October 3, 2016 (as amended, restated, supplemented or otherwise modified prior to the date hereof, including by that certain Amendment No. 7 to Fourth Amended and Restated Credit Agreement, dated as of March 11, 2020 the “Existing Credit Agreement” and as amended hereby, the “Credit Agreement”); and
WHEREAS, Goldman Sachs Bank USA (the “Amendment No. 8 Lead Arranger”) shall act as sole lead arranger and sole bookrunner with respect to this Amendment;

WHEREAS, pursuant to Section 10.01 of the Credit Agreement, the Credit Agreement may be amended to increase the pricing and make the other changes contemplated by this Amendment with respect to the Term A-2 Dollar Loans, with the consent of the Required Facility Lenders with respect to the Term A-2 Dollar Loans;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Definitions. Capitalized terms not otherwise defined in this Amendment shall have the same meanings as specified in the Existing Credit Agreement.
SECTION 2.Amendments to the Existing Credit Agreement. Pursuant to Section 10.01 of the Existing Credit Agreement, and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, effective on and as of the Amendment No. 8 Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Annex A hereto.
SECTION 3.Conditions of Effectiveness. This Amendment shall become effective as of the first date (such date being referred to as the “Amendment No. 8 Effective Date”) when the Administrative Agent (or its counsel) shall have received counterparts of this Amendment signed by the Parent Borrower, the Administrative Agent, and the Incremental Term A-2 Dollar Lenders.
SECTION 4.Representations and Warranties. The Loan Parties party hereto represent and warrant as follows as of the date hereof:

(a)the execution, delivery and performance of this Amendment have been duly authorized by all necessary corporate or other organizational action on the part of the Parent Borrower and the Guarantors. The execution, delivery and performance by the Loan Parties party hereto of this Amendment will not contravene the terms of any of such Loan Party’s Organization Documents; and
(b)this Amendment has been duly executed and delivered by each Loan Party party hereto and constitutes a legally valid and binding obligation of each such Loan Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.
SECTION 5.Effect on the Existing Credit Agreement and the Credit Documents.
(a) On and after the Amendment No. 8 Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by, and after giving effect to, this Amendment. Each of the Collateral Documents, as specifically amended by this Amendment, and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Credit Documents, in each case, as amended by this Amendment.
(b) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Credit Documents, nor constitute a waiver of any provision of any of the Credit Documents. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Credit Document.
(c) This Amendment shall not constitute a novation of the Existing Credit Agreement or of any other Credit Document.
SECTION 6.Liens Unimpaired. After giving effect to this Amendment, neither the modification of the Existing Credit Agreement effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment:
(a)impairs the validity, effectiveness or priority of the Liens granted pursuant to any Credit Document prior to the Amendment No. 8 Effective Date, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations (including, without limitation, the Incremental Term A-2 Dollar Loans), whether heretofore or hereafter incurred; or
(b)requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.
SECTION 7.Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 8.Severability. In case any provision in or obligation of this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
SECTION 9.Successors. The terms of this Amendment shall be binding upon, and shall inure for the benefit of, the parties hereto and their respective successors and permitted assigns.
SECTION 10.Governing Law; Jurisdiction. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. The provisions of Sections 10.15(b) and (c) and Section 10.16 of the Existing Credit Agreement shall apply to this Amendment, mutatis mutandis.
SECTION 11.Lender Signatures. Each Lender that executes a counterpart to this Amendment shall be deemed to have irrevocably approved this Amendment (and such approval shall be binding upon Lender’s successors and assigns).  Each Lender agrees that such Lender shall not be entitled to receive a copy of any other Lender’s signature page to this Amendment, but agrees that a copy of such signature page may be delivered to the Parent Borrower, the Administrative Agent and the Amendment No. 8 Lead Arranger.
SECTION 12.Reaffirmation. The Parent Borrower and each Guarantor hereby expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof on behalf of themselves and each other Loan Party, (i) the covenants and agreements contained in each Credit Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby and (ii) its guarantee of the Obligations under each Guaranty, as applicable, and its prior grant of Liens on the Collateral to secure the Obligations pursuant to the Collateral Documents which Liens continue in full force and effect after giving effect to this Amendment.
SECTION 13.Roles. It is agreed that the Amendment No. 8 Lead Arranger shall be deemed a Lead Arranger for all purposes under the Credit Agreement. Anything herein to the contrary notwithstanding, the Amendment No. 8 Lead Arranger shall not have any powers, duties or responsibilities under this Amendment, except in its capacity as a Lender hereunder.
[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

IQVIA INC.,
as the Parent Borrower
By: /s/ Andrew Markwick
Name: Andrew Markwick
Title: Vice President and Treasurer

[Signature Page to Amendment No. 8]

BANK OF AMERICA, N.A., as Administrative Agent
By: /s/ Kevin L. Ahart
Name: Kevin L. Ahart
Title: Vice President

[Signature Page to Amendment No. 8]

GOLDMAN SACHS BANK USA, as a Lender and an Incremental Term A-2 Dollar Lender
By: /s/ Charles Johnston
Name: Charles Johnston
Title: Authorized Signatory

[Signature Page to Amendment No. 8]

ANNEX A
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
(CONFORMED FOR AMENDMENT NO. 8)

“Amendment No. 2” means Amendment No. 2 to this Agreement, dated as of September 18, 2017.
“Amendment No. 2 Effective Date” means September 18, 2017, the date of effectiveness of Amendment No. 2.
“Amendment No. 3” means Amendment No. 3 to the Third Amended and Restated Credit Agreement dated as of October 3, 2016.
“Amendment No. 3 Effective Date” means April 6, 2018.
“Amendment No. 4” means Amendment No. 4 to this Agreement, dated as of June 11, 2018.
“Amendment No. 7” means Amendment No. 7 to this Agreement, dated as of March 11, 2020.
“Amendment No. 7 Effective Date” means March 11, 2020, the date of effectiveness of Amendment No. 7.
“Amendment No. 8” means Amendment No. 8 to this Agreement, dated as of March 30, 2020.
“Amendment No. 8 Effective Date” means March 30, 2020, the date of effectiveness of Amendment No. 8.
“Annual Financial Statements” means the (i) audited consolidated balance sheets of IMS Health Holdings as of December 31, 2013 and 2012, and the related consolidated statements of income, statements of stockholders’ equity and cash flows for IMS Health Holdings for the fiscal years then ended and (ii) the audited consolidated balance sheets of the Parent Borrower as of December 31, 2012 and 2011, and the related consolidated statements of income, statements of stockholders’ equity and cash flows for the Parent Borrower for the fiscal years then ended.
“Applicable Discount” has the meaning specified in Section 2.05(a)(v)(C)(2).
“Applicable Disposition Percentage” means, on any date, (a) 100% if the Senior Secured First Lien Net Leverage Ratio as of the last day of the most recent Test Period is greater than 2.00 to 1.00 and (b) 50% if the Senior Secured First Lien Net Leverage Ratio as of the last day of the most recent Test Period is equal to or less than 2.00 to 1.00.
“Applicable ECF Percentage” means, for any fiscal year, (a) 50% if the Senior Secured First Lien Net Leverage Ratio as of the last day of such fiscal year is greater than 3.50 to 1.00, (b) 25% if the Senior Secured First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50 to 1.00 and greater than 3.00 to 1.00 and (c) 0% if the Senior Secured First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00 to 1.00.
“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”
“Applicable Rate” means a percentage per annum equal to:
(a)with respect to Term B-1 Dollar Loans, Term B-2 Dollar Loans and Term B-3 Dollar Loans, (x) for Eurocurrency Rate Loans, 1.75% and (y) for Base Rate Loans, 0.75%;
(b)with respect to Term B-1 Euro Loans and Term B-2 Euro Loans, 2.00%;

(c)with respect to Revolving Credit Loans, unused Revolving Credit Commitments, Term A-1 Dollar Loans and Term A Euro Loans, (i) from the Extension Effective Date until the first Business Day following delivery of the Compliance Certificate for the first fiscal quarter ending after the Extension Effective Date pursuant to Section 6.02(a), (A) for Eurocurrency Rate Loans, 1.75%, (B) for Base Rate Loans, 0.75%, and (C) for unused commitment fees payable pursuant to Section 2.09(a), 0.30%, and (ii) thereafter, the following percentages per annum, based upon the Total Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Total Net Leverage Ratio	Eurocurrency Rate	Base Rate	Commitment Fee Rate
1	> 5.5 to 1.0	2.00%	1.00%	0.35%
2	≤ 5.5 to 1.0 and > 4.5 to 1.0	1.75%	0.75%	0.30%
3	≤ 4.5 to 1.0 and > 3.5 to 1.0	1.50%	0.50%	0.25%
4	≤ 3.5 to 1.0	1.25%	0.25%	0.20%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that “Pricing Level 1” in clause (c) above shall apply as of (x) the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) at the option of the Administrative Agent or the Required Facility Lenders under the applicable Facility, as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply); ~~provided,~~and
(d)with respect to Term A-2 Dollar Loans, (i) on and after the Amendment No. 8 Effective Date until the first Business Day following delivery of the Compliance Certificate for the first fiscal quarter ending after the Amendment No. 8 Effective Date pursuant to Section 6.02(a), (A) for Eurocurrency Rate Loans, 2.00% and (B) for Base Rate Loans, 1.00%, and (ii) thereafter, the following percentages per annum, based upon the Total Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Total Net Leverage Ratio	Eurocurrency Rate	Base Rate
1	> 5.5 to 1.0	2.25%	1.25%
2	≤ 5.5 to 1.0 and > 4.5 to 1.0	2.00%	1.00%
3	≤ 4.5 to 1.0 and > 3.5 to 1.0	1.75%	0.75%
4	≤ 3.5 to 1.0	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that “Pricing Level 1” in clause (d) above shall apply as of (x) the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) at the option of the Administrative Agent or the Required Facility Lenders under the applicable Facility, as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply); and
provided, further, that, unless the Amendment No. 7 Lead Arranger (as defined in Amendment No. 7) has consented in writing to the incurrence of such Indebtedness, from and after the date (the “A-2 Increase Commencement Date”) that any Borrower or Restricted Subsidiary incurs any Incremental Term Loans, Refinancing Term Loans, Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Junior Secured Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt, Permitted Unsecured Refinancing Debt, any other Indebtedness pursuant to clause (g) (solely with respect to incurred (and not assumed) Indebtedness), (n), (r), (u) or (v) of Section 7.03 or any Refinancing Indebtedness in respect of any Term Loans or any other Indebtedness that has been incurred under any of the foregoing definitions or baskets (collectively, the “Restricted Indebtedness”), if, and for so long as Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC collectively hold Term A-2 Dollar Loans in an aggregate principal amount in excess of $100,000,000, the Applicable Rate with respect to Term A-2 Dollar Loans shall be increased by (x) 1.50% for each pricing level set forth above and (y) 1.50% for each pricing level set forth above on each subsequent date that is 90 days or a multiple of 90 days after the A-2 Increase Commencement Date (collectively, the “Interest Step-Up”) (it being understood that the Parent Borrower shall provide notice of any A-2 Increase Commencement Date to the Administrative Agent promptly after such date). For the avoidance of doubt, any Borrower or any Restricted Subsidiary may incur Restricted Indebtedness, without the Interest Step-Up, if Goldman Sachs Bank USA and Goldman Sachs Lender Partners LLC collectively hold Term A-2 Dollar Loans in an aggregate principal amount of $100,000,000 or less, calculated after giving effect to the use of proceeds of such Restricted Indebtedness.
“Applicable Refinanced Debt” has the meaning specified in the definition of “Refinancing Indebtedness.”
“Applicable Revolving Credit Lenders” has the meaning specified in Section 2.14(g).
“Applicable Time” means, with respect to any borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as reasonably determined by the Administrative Agent or L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuers and (ii) the relevant U.S. Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the relevant U.S. Revolving Credit Lenders.
“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
“Assignee” has the meaning specified in Section 10.07(b).
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Parent Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Parent Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Parent Borrower nor any of its Affiliates may act as the Auction Agent.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors and assigns.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the one-month Eurocurrency Rate, plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day); provided that (i) the Base Rate with respect to Term B-1 Dollar Loans and Term B-2 Dollar Loans that bear interest based on the Base Rate will be deemed not to be less than 2.00% per annum ~~and~~, (ii) the Base Rate with respect to Term B-3 Dollar Loans that bear interest based on the Base Rate will be deemed not to be less than 1.00% per annum and (iii) the Base Rate with respect to Term A-2 Dollar Loans that bear interest based on the Base Rate will be deemed not to be less than 2.00% per annum. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Big Boy Letter” means a letter from a Lender either (x) acknowledging that (1) an Affiliated Lender may have information regarding the Parent Borrower and its Subsidiaries, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro Unit” means the currency unit of the Euro.
“Eurocurrency Rate” means:

(a)             with respect to any Eurocurrency Rate Loan denominated in Dollars or a Foreign Currency, the rate per annum equal to the offered rate administered by the ICE Benchmark Administration Limited or such other rate per annum as is widely recognized as the successor thereto if the ICE Benchmark Administration Limited is no longer making a London Interbank Offer Rate available (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)           for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to: LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;
provided that (i) with respect to Loans other than Term A-2 Dollar Loans, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement ~~and~~, (ii) with respect to Term A-2 Dollar Loans, if the Eurocurrency Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement and (iii) to the extent the Eurocurrency Rate set forth in clause (a) or (b) above is not available, the Eurocurrency Rate shall be a comparable or successor rate reasonably determined by the Administrative Agent in consultation with the Parent Borrower.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”
“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, for any period, an amount equal to the excess of:
(a)the sum, without duplication, of:
(i)Consolidated Net Income of the Parent Borrower for such period;
(ii)an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period;
(iii)decreases in Consolidated Working Capital for such period; provided that (x) any such decreases arising from dispositions by the Parent Borrower and its Restricted Subsidiaries completed during such period and the effect of reclassification during such period of current assets to long-term assets and current liabilities to long-term liabilities shall be excluded and (y) there shall be included with respect to any acquisition during such period an amount (which may be a negative number) by which the